Exhibit 16.1

August 24, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Northwest Pipe Company’s Form 8-K dated August 20, 2012, and have the following comments:

1.	We agree with the statements made in the sections a(ii), a(iv), and a(v), and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in sections a(i), a(iii), and b.

Yours truly,

Member of

Deloitte Touche Tohmatsu Limited